Exhibit (d)(2)

Goodrich Petroleum Company, L.L.C.

801 Louisiana St., Ste. No. 700

Houston, TX 77002

(713) 780-9494

August 19, 2021

Paloma Resources, LLC

1100 Louisiana St., Ste. 5100

Houston, Texas 77002

Attn: Mark J. Gabrisch,

Executive Vice President,

Land and Legal

Dear Mr. Gabrisch,

In connection with your consideration of a possible transaction with Goodrich Petroleum Company, L.L.C. (the “Company”), the Company is prepared to make available to you certain oral and written non-public information about the Company and its business, financial condition, operations, prospects, assets and liabilities in accordance with this confidentiality agreement (this “Agreement”). As used herein, the term “representatives” (i) when used with respect to you shall include your directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) who have a need to know the information provided under this Agreement for the sole purpose of evaluating a possible transaction with the Company and who agree to be bound by the terms hereof to the same extent as if they were parties hereto, and (ii) when used with respect to the Company shall include the Company’s directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors.

As a condition to the above information being furnished to you or any of your representatives, you agree to, and shall cause your representatives to, treat as confidential any information (whether prepared by the Company, its advisors or otherwise, and whether oral, visual, written or electronic, and whether furnished to you before or after the date of this Agreement) that has been or may be furnished to you or your representatives by or on behalf of the Company or any of its representatives, as well as any and all documents, materials or information developed by you therefrom (collectively, “Evaluation Material”), in connection with a possible transaction between you and the Company. You further agree that all Evaluation Material will be used solely for the purpose of evaluating a possible transaction with the Company and will not be disclosed (other than disclosure by or on your behalf to your representatives, which shall not be restricted by this Agreement), but will be kept confidential by you and your representatives except that (i) in the event you or any of your representatives are requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall give the Company prompt notice of such request so that the Company may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information and (ii) in the event that you or any of your representatives are otherwise required by law to disclose any of the Evaluation Material, you shall give the Company notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and comment thereon.

August 19, 2021

Anything herein to the contrary, the term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of any disclosure by you or your representatives in violation of this Agreement, (ii) is or becomes available to you or your representatives on a non-confidential basis from a source other than the Company or any of its representatives, provided that at the time such information first becomes available to you or your representative(s) such source is not known by you or such representative(s), after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (iii) was or is developed by you or your representatives independently of, and without using, the Evaluation Material.

You agree that, for a period of two years from the date of this Agreement, neither you nor your affiliates nor any of your representatives (nor anyone acting on behalf of such persons) will, directly or indirectly: (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of Goodrich Petroleum Corporation (the “Parent”) or any subsidiary thereof or any assets of the Company or any subsidiary or division thereof, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Parent or its subsidiaries, (iii) make any public announcement with respect to, or submit a proposal for, or offer of any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Parent or any of its subsidiaries or their securities or assets, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Parent or its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Parent, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing; provided, however, that nothing herein is intended, nor shall it be construed, to prevent you from submitting an offer for a possible transaction with the Company or any amendment or modification to any such proposal, whether submitted before or after the date of this Agreement. Neither you nor your affiliates or representatives (nor anyone acting on behalf of any of such persons), shall directly or indirectly make, in each case to the Parent, the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing, including the details thereof.

August 19, 2021

Except as otherwise provided under this Agreement or as may be required by law or regulation, without the prior written consent of the Company, you and your representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof).

At the conclusion of any discussion you may have with the Company concerning this matter, you and your representatives will deliver to the Company (or, subject to the prior approval of the Company, destroy) all Evaluation Material (including all copies thereof) furnished by or on behalf of the Company and destroy all Evaluation Material prepared by you or your representatives.

You acknowledge that the Company makes no representation or warranty as to the reliability, completeness or accuracy of the information contained in the Evaluation Material.

You agree and acknowledge that the Company shall have the right, in its sole discretion without giving any reason therefor, to reject any and all proposals made by you or any of your representatives with regard to a transaction between the Company and you, and either you or the Company may terminate discussions and negotiations at any time; provided however, that this Agreement shall survive any such termination and shall be binding upon each of the parties’ successors and assigns.

In consideration of the Evaluation Material being furnished to you, in the event a transaction as contemplated hereunder is not consummated, you hereby agree that, for a period of one year from the date hereof, neither you nor any of your affiliates will, directly or indirectly, solicit to employ or employ any of the current officers or employees of the Company without obtaining the prior written consent of the Company; provided however, that you shall not be prohibited from (i) employing or otherwise working with any such person who contacts you solely on his or her own initiative and without direct or indirect solicitation by you or (ii) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted at the Company’s employees) through the use of media advertisements, professional search firms or otherwise.

Except as otherwise expressly set forth in this Agreement, the obligations imposed upon you under this Agreement shall survive two (2) years from the date of your execution of this Agreement.

You hereby agree that money damages would be an inadequate remedy for breach of this Agreement and agree that the Company may, in addition to any other available remedy at law or in equity, obtain specific performance of this agreement and injunctive relief against any breach hereof by you.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Parties hereto submit to the exclusive jurisdiction of competent courts located in Harris County, Texas. In addition, the parties hereto hereby covenant and agree to waive trial by jury for any matter arising under this Agreement.

August 19, 2021

Very truly yours,

Goodrich Petroleum Company, L.L.C.

Name:	/s/ Michael J. Killelea
Michael J. Killelea

Title:	Executive Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED TO THIS
19th day of August, 2021.

Paloma Resources, LLC

By:	/s/ Mark J. Gabrisch

Name:	Mark J. Gabrisch
Title:	Executive Vice President, Land and Legal

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